UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust, scheduled to be held on July 30, 2026.

On July 23, 2026, Octagon issued the following press release:

Independent Proxy Advisory Firm Egan-Jones Recommends XFLT Shareholders Vote “AGAINST” the New Sub-Adviser Proposal

Cites XFLT’s ‘Outperformance’ Under Octagon’s Stewardship and Rejects the Board’s Characterization of Octagon’s Track Record

Exposes the Fee Restructuring that Accrues to the Benefit of the Fund’s Primary Adviser, XAI

Highlights the Board’s Lack of Independence from XAI

Octagon Encourages Shareholders to Vote AGAINST the New Sub-Adviser Proposal

NEW YORK, NY, July 23, 2026 – Octagon Credit Investors, LLC (“Octagon”), a leading credit-focused asset manager with over 30 years of experience, today announced that Egan-Jones Ratings Company (“Egan-Jones”), a leading independent proxy advisory firm, has recommended that shareholders of XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (formerly, XAI Octagon Floating Rate & Alternative Income Trust) (the “Fund” or “XFLT”) vote AGAINST the proposal to replace Octagon as the Fund’s sub-adviser (the “New Sub-Adviser Proposal”) with a subsidiary of King Street Capital Management (“King Street”).

Gretchen Lam, Octagon’s Chief Executive Officer, said:

“We are gratified that Egan-Jones has recommended against XAI’s proposal and appreciate their thoughtful and comprehensive analysis of the situation. Egan-Jones’ findings reinforce our view that the New Sub-Adviser Proposal serves only to benefit XAI and should be rejected by shareholders.

We continue to believe that there is a Better Path Forward for XFLT, which includes lower fees, concerted efforts to close the price-to-NAV discount, a simplified Fund management structure and a refreshed Board. We urge every XFLT shareholder to vote AGAINST the New Sub-Adviser Proposal to send a clear message to the Fund’s Board of Trustees that it should engage constructively with Octagon to explore this path.”

Egan-Jones rightly recognized that a vote AGAINST the New Sub-Adviser Proposal represents an opportunity for shareholders to express to XFLT’s Board of Trustees (the “Board”) that they desire a different plan, characterizing it as “...a vote to reject the terms of this specific agreement and require the Board to reconsider its approach.”

Notably, Egan-Jones expressed skepticism regarding the claim by the Board that the proposed change in sub-adviser will deliver superior value for XFLT’s owners, noting that “we do not believe [King Street’s trading strategy] necessarily translates into greater returns for shareholders.”i

Egan-Jones identified multiple other reasons why shareholders should reject the New Sub-Adviser Proposal. In reaching its decision, Egan-Jones noted that:

1.	XFLT Has Outperformed Under Octagon’s Stewardship, and the Board’s Characterization of Octagon’s Track Record Is Misleading

●	“The Board's central justification for the change rests on a claim of underperformance measured against the Morningstar LSTA US Leveraged Loan 100 Index, XFLT's disclosed benchmark. This comparison is not appropriate.”

●	“The performance case for replacing Octagon is considerably weaker than presented [by the Board] once measured against a benchmark that reflects XFLT's actual structure rather than an unlevered loan index poorly suited to a levered, CLO heavy fund. Our own weighted analysis shows Octagon outperforming a fair composite in three of the last five years, with only modest relative weakness recently.”

2.	The Proposed Fee Structure Would Benefit XAI, with No Benefit to Shareholders

●	“[The Board’s] thin performance case is layered with a fee restructuring that management has confirmed increases XA Investments' own share of a fixed fee pool.”

●	“[U]nder the proposed King Street arrangement, XA would receive a flat 48% regardless of asset level... This confirms our own independent calculation using the blended tiered structure, which put XA's current share at approximately 41% moving to 48% under the new deal, an increase of roughly 7 percentage points, or approximately 17% in relative terms.”

●	“[A] structure that leaves the [management] fee unchanged but simply shifts economics between the adviser and sub-adviser provides less clear evidence of a direct benefit to shareholders.”

3.	The Board Lacks Independence from XAI

●	“Two of the six trustees who approved this transaction… [have] a current or former direct financial relationship with XA Investments, the party that stands to benefit from the fee restructuring described above.”

[i]	Octagon has neither sought nor obtained consent from Egan-Jones to use previously published information in this press release.

Octagon continues to urge XFLT shareholders to vote AGAINST the New Sub-Adviser Proposal. If you have already voted for the Proposal, you may change your vote by voting a later-dated proxy AGAINST the Proposal at any time. Only your latest dated proxy counts.

Shareholders with questions or who need assistance voting their proxy card AGAINST the New Sub-Adviser Proposal should contact Octagon's proxy solicitor:

Saratoga Proxy Consulting LLC

212) 257-1311 | (888) 368-0379 (toll-free)

info@saratogaproxy.com

*	Permission to use quotations from the report was neither sought nor obtained.

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning,[ii] a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments,[iii] a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world's largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) scheduled to be held on July 30, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contact

Riyaz Lalani / Dan Gagnier

Gagnier Communications

Octagon@gagnierfc.com

(646) 342-8087

ii	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries.
iii	With €736.1 billion in assets under management (as of December 31, 2025), Generali Investments is the holding company that brings together several asset management companies on one platform, offering a portfolio of specialized expertise across various countries. Generali Investments is part of the Generali Group, founded in 1831 in Trieste, Italy. For further information, visit generali-investments.com.

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